UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 25, 2008

i2 Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28030	75-2294945
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One i2 Place 11701 Luna Road Dallas, Texas	75234
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (469) 357-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 25, 2008, the Board of Directors approved and i2 Technologies, Inc. (the “Company”) entered into Executive Retention Agreements with certain of its executive officers, including, but not limited to, Pallab K. Chatterjee, Michael J. Berry, Hiten D. Varia, Aditya Srivastava, John Cummings, Steve Estrada, Surku Sinnadurai, and John Harvey (the “Retention Agreement”). Each Retention Agreement has an initial term of two years, which term automatically extends for an additional one-year period on each annual anniversary of the Retention Agreement date. The terms of Retention Agreement entered into by the Company and the executives are summarized as follows:

The Company’s Obligations Upon Termination. If, during the term of the Retention Agreement, the Company terminates the executive other than for cause, death or disability, or the executive terminates his employment for good reason, then the Company is obligated to provide the executive with the following:

•

A single lump sum cash payment within 30 days after the termination date equal to (i) accrued and unpaid annual base salary and vacation pay and (ii) the annual target bonus (if any) prorated to take into account only the portion of the year worked by the executive;

•

A severance payment within 60 days after the executive’s separation from service, as defined by the Internal Revenue Code (the “Code”), equal to the sum of the executive’s annual base salary and annual target bonus (if any) for the year in which the termination occurs; and

•

A payment within 60 days after the executive’s separation from service, as defined by the Code, equal to the sum of the cost that would be incurred by the executive if the executive elected continued health care coverage for the executive and his spouse and other eligible dependents under Section 4980B of the Code and the regulations thereunder for a period of 12 months measured from the date of termination.

The Retention Agreement defines “cause” to mean, as determined by the Compensation Committee, (i) a material violation of the Company’s policy or a material breach by the executive of the executive’s duties and obligations that is demonstrably willful and deliberate on the executive’s part, committed in bad faith or without reasonably belief that the action or inaction that constitutes such breach is in the best interests of the Company, and, if subject to being effectively remedied, is not remedied in a reasonable period of time after receipt of a written notice from the Company specifying such breach or (ii) the conviction of the executive of a felony.

The Retention Agreement provides that “good reason” is the occurrence of one or more of the following conditions without the consent of the executive: (i) a material reduction in the scope of the executive’s duties and responsibilities, (ii) a material reduction in the executive’s base compensation, (iii) a material change in the executive’s principal place of employment or (iv) a material breach by the Company of any of its obligations under the Retention Agreement subject to notice and the Company’s right to cure.

Acceleration of Equity Awards. In the event that the executive is terminated by the Company without Cause during the term of the Retention Agreement, all outstanding equity awards held by such executive pursuant to the Company’s incentive plans will become immediately and fully vested.

Certain Limitations of Benefits. The executive’s benefits under the retention agreement are subject to reduction in connection with certain golden parachute excise tax provisions of Sections 280G and 4999 of the Code and may be delayed or otherwise modified in compliance with Section 409A of the Code.

Noncompetition and Noninterference. The Retention Agreement subjects the executive to restrictive covenants relating to noncompetition, noninterference with customer relationships, nonsolicitation of customers or prospects and nonsolicitation of employees.

The foregoing summary is subject to, and qualified in its entirety by the form of Retention Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	Form of Executive Retention Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 29, 2008	i2 TECHNOLOGIES, INC.

	By:	/s/ Michael J. Berry
Michael J. Berry
Executive Vice President, Finance and Accounting and Chief Financial Officer